Exhibit 99.2

Investment Relations Contact:	Simula Contact:
Stephen D. Axelrod	Bradley P. Forst
Media Contact:	Chief Executive Officer
Andria Pilo	602-631-4005
Wolfe Axelrod Weinberger Associates
212-370-4500

Simula Announces Agreement for

Sale of Automotive Safety Division

TEMPE, Arizona and PARIS, France – June 16, 2003, Simula Inc. (AMEX: SMU) and The Zodiac Group (SRD: 12568) announced today that Zodiac will acquire Simula Automotive Safety Devices, Inc. (“ASD”). Under the definitive agreement, Zodiac will purchase substantially all of the assets and assume certain liabilities of ASD. The purchase price is $14.3 million subject to customary post-closing net asset value adjustment and escrows.

Simula has operated ASD since 1996. The division currently has 175 employees with operations in Tempe, Arizona and Ashington, England. Zodiac had 2002 revenues of approximately $1.5 billion with numerous operations around the world including Aérazur, its automotive airbag division based in France and Spain.

Closing is expected in approximately 30 days subject to customary regulatory filings and closing conditions. R.W. Baird & Company served as financial advisor to Simula on this transaction, which included the delivery of a fairness opinion to the Company’s Board of Directors.

The sale of ASD represents a major step in Simula’s continuing deleveraging activities. The sale proceeds will be applied to on-going efforts for debt reduction. As announced in December, 2002, Simula will continue to pursue deleveraging alternatives including sales of assets, refinancing, or sale or merger of the Company.

Zodiac is involved in a diverse range of high-tech businesses. The Group is organized in five segments specialized by market. Three of them operate in Aerospace market, one in the Marine market and one in Technology. Zodiac Group Airbag activity is a division of the technology segment. For more information, go to www.zodiac.com.

Simula designs and makes systems and devices that save human lives. Its core markets are military aviation safety, military personnel safety, and land and marine safety. Simula’s core technologies include emergency bailout parachutes, personnel protective equipment, energy-absorbing seating systems, inflatable restraints, advanced polymer materials, and lightweight transparent and opaque armor products. For more information, go to www.simula.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that involve risks and uncertainties that may cause the Company’s actual experience to differ materially from that which is anticipated. These forward-looking statements include statements about an expected asset purchase and sale transaction, proceeds use, regulatory approvals, closing conditions, timing, and continuing deleveraging activities. Actual results may differ materially from those projected. Other risks include those described herein, in the Company’s press releases, and in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission.